Native American Energy Group, Inc. (“NAGP”)
High Capital Funding, LLC (“HCF”)
November 8, 2011
Loan Terms Agreement

1.
In the event NAGP does not receive funding of at least $450,000 between Monday,  November 7, 2011 and Friday,  November 25, 2011 from one or more of the following sources, HCF will provide Secured Loans to NAGP to make up the shortfall:

a.
Closing of the remaining $200,000 of the  $750,000 bridge loan financing pursuant to the Financing Agreement dated as of July 25, 2011 by and among  NAGP, HCF as Lead Investor and David A. Rapaport as the Escrow Agent, and the Investors signatory thereto (“the Bridge Loan Financing”) for Bridge Units of  NAGP, each Bridge Unit comprised of a $25,000 Bridge Note and 50,000 shares of the Company’s common stock at a price of $25,000 per Bridge Unit;

b.
Factoring and/or receivables financing of sales of oil to Shell Oil.  NAGP will cooperate fully in arranging the factoring/receivables financing of the Shell Oil Receivables and shall execute all documents needed to do so.  HCF and NAGP shall use their respective best efforts to secure a receivables lender not affiliated with HCF by Wednesday November 16, 2011.  However, if such an arrangement is not concluded by Wednesday, November 16, 2011, NAGP and HCF shall enter into a secured receivables financing agreement.

c.
Private sales of NAGP common stock, and convertible securities, with proceeds to NAGP of not less than $0.50 per common share, and any warrants with a strike price of not less than $0.50 for each common share.

d.	Any other fundings approved for this purpose in writing by NAGP and HCF.

In no way is HCF guaranteeing financing by any third parties; HCF is merely acting as an investor should sufficient third party financing not be available.

2.	The funds are to be received by NAGP on approximately the following schedule:

a.	Mon Nov 7, 2011	$ 60,000

b.	Fri Nov 11, 2011	$ 90,000

c.	Fri Nov 18, 2011	up to $150,000 as requested by NAGP

d.	Fri Nov 25, 2011	up to $150,000 as requested by NAGP

3.
HCF shall lend NAGP $371,000 on one or more secured notes (the “Secured Loans”).  The new Secured Loans shall be secured with the same collateral as the Bridge Notes, and shall be subordinate only to such Bridge Notes.  The Secured Loans shall bear interest at the rate of 6.25% per year, and shall mature on February 29, 2012.  The Secured Loans shall be prepaid at the final closing of any equity and/or debt financing of at least $3,000,000 which occurs after November 30, 2011; provided, however, that any remaining outstanding Bridge Notes shall be repaid prior to the repayment of any of HCF’s Secured Loans.

4.	The principal and interest of the $351,000 of NAGP unsecured demand loans to HCF shall be repaid on or before Tuesday, November 15, 2011.

5. a.
NAGP has represented to HCF, that subject to NAGP’s timely receipt of funding pursuant to 2.a. and 2.b. above, commencing no later than Friday, November 11, 2011, each of the Sandvick 1-11and Wright 5-35 wells will be producing not less than 60 bbls a day of oil per each 24 hour period.  For purposes of the preceding sentence, “producing” means that the pumpjack is operating continuously as scheduled and fluids are being pumped from the well to the heater treater as scheduled, resulting in saleable oil having flowed into the oil tanks, which will be collected by Shell Oil from time to time.

b.	On or before 6PM EDT on Thursday, November 17, 2011 NAGP shall deliver to HCF the written certification (Certification) of its CEO and CFO/COO to the following:

i.
The total oil production for each of the Sandvick  and the Wright wells from Friday, November 11, 2011 through Thursday November 17, 2011, specifying the number of bbls of oil produced by each well per day during that time period (Measurement Period);

ii.
The total number of hours per day that the pumpjack on each well was operating  during the Measurement Period; and for any periods a pumpjack was not operating, the reason therefor, and corrective action taken or to be taken, if necessary.

c.
If the Certification, provided timely to HCF, states that either or both of the Sandvick and Wright wells has been in full and continuous non-interrupted production (excluding scheduled or unscheduled well maintenance) during the Measurement Period and either or both has produced an average of at least 50 bbls of oil per day per well during the Measurement Period, then HCF shall be required to provide the funding as per 2.c. above, as requested.

d.	On or before 6PM EST on Thursday, November 24, 2011 NAGP shall deliver to HCF the written certification (Second Certification) of its CEO and CFO/COO to the following:

i.
The total oil production for each of the Sandvick  and the Wright wells from Friday, November 18, 2011 through Thursday November 24, 2011, specifying the number of bbls of oil produced by each well per day during that time period (Second Measurement Period);

ii.
The total number of hours per day that the pumpjack on each well was operating  during the Second Measurement Period; and for any periods a pumpjack was not operating, the reason therefor, and corrective action taken or to be taken, if necessary.

e.
If the Second Certification, provided timely to HCF, states that both the Sandvick and Wright wells have been in full and continuous non-interrupted production (excluding scheduled or unscheduled well maintenance) during the Second Measurement Period, and have produced an average of at least 50 bbls of oil per day per well during the Second Measurement Period then HCF shall be required to provide the funding set forth in 2.d. above, as requested.

f.
In the event that either or both of the milestones set forth in 5.c. or 5.e. have not been satisfied by November 17, 2011 or November 24, 2011, respectively, then HCF may in its sole discretion, but is not required to, provide the fundings in whole or in part in accordance with 2.c. and/or 2.d. above.

g.
In the event that either or both of the milestones set forth in 5.c. or 5.e. have not been satisfied by November 17, 2011 or November 24, 2011, respectively, then NAGP shall be required to deliver to HCF, within 24 hours of a written request therefor, a schedule of the specific work, and the cost therefor, and equipment and the cost therefor, required to place the Sandvick, or the Wright wells, or both of them into continuous full production.

h.
In an effort to get the Sandvick and/or Wright wells into continuous full production, HCF may, in its sole discretion, provide funding to NAGP, and/ or may pay directly for equipment and service providers as necessary, such amounts to be evidenced by additional Secured Loan notes.

6.
In consideration of HCF’s funding commitment set forth in 2. above, NAGP shall issue and deliver to HCF, in lieu of equity kicker shares (as provided for in the Bridge Loan Financing), five year cashless exercise warrants to purchase shares of NAGP common stock at par value, the exercise terms of which shall restrict HCF from being the beneficial owner of more than 9.95 % of NAGP common stock immediately following any warrant exercise.  Each warrant shall be deemed to have a value for tax purposes of $0.10.

a.	HCF shall receive 371,000 warrants in consideration of the $371,000 of Secured Loans being made in accordance with 3. above;

b.
HCF shall receive one warrant for each $1.00 of additional Secured Loans made pursuant to this commitment (not including any receivables financing or factoring of NAGP Shell Oil receivables); provided that if the milestones set forth in 5.c. or 5.e. above are not satisfied, HCF shall receive two warrants for each $1.00 of additional Secured Loans which it elects to make pursuant to this Loan Terms Agreement.

7. a.
NAGP represents and warrants that it has not issued any shares of common stock for less than $0.50 per share, other than in connection with the Bridge Loans, from July 25, 2011 to November 8, 2011.  Subject to Sections 7(b) and 7(c) below, NAGP shall not issue any shares, convertible securities, or warrants for a purchase price or strike price of less than $0.50 per share of common stock for a period commencing on November 8, 2011 and terminating on November 22, 2011.  However, should NAGP find it necessary to issue any shares, convertible securities, or warrants with a purchase price or a strike price of less than $0.50 per share of common stock, then the holders of NAGP common stock who have received such common stock as either: (i) part of Bridge Units pursuant to the Bridge Loan Financing; or (ii) HCF in accordance with the warrants issued pursuant to this Loan Terms Agreement; and (iii) the purchasers of units of preferred stock and common stock pursuant to the Intended Equity Financing described in Subsection 7.b.ii below , shall be entitled to receive, without further payment, that number of additional common shares, and in the case of HCF under this Loan Terms Agreement, warrants (the “Dilution Shares”) that will result in their common stock ownership (including upon exercise of any warrants) representing the same percentage ownership of NAGP that existed immediately prior to the sale of shares of common stock or instruments convertible into common stock at less than $0.50 per share, or the sale of any warrants with a strike price of less than $0.50 per share.

b.	The termination of the provisions of Section 7(a) (the “Anti-Dilution Provisions”) shall be extended automatically upon the achievement of the following milestones:

i.
Upon the closing of an aggregate of $750,000 of the Bridge Loan Financing by November 22, 2011, of which $550,000 has been closed on as of the date of this Loan Terms Agreement, the termination of the Anti-Dilution Provisions shall be extended to January 13, 2012;

ii.
Upon the receipt by NAGP by January 13, 2012 of at least $1,500,000 in an equity financing of at least $3,000,000 which occurs after November 15, 2011 (the “Intended Equity Financing”), the termination of the Anti-Dilution Provisions shall be extended to February 15, 2012; and

iii.
Upon the receipt by NAGP by February 15, 2012 of at least $3,000,000 in aggregate in the Intended Equity Financing, the termination of the Anti-Dilution Provisions shall be extended to October 31, 2012.

c.
Notwithstanding Section 7(a), NAGP may issue or reserve for issuance shares, convertible securities, or warrants for a purchase price or strike price of less than $0.50 per share of common stock (i) to employees, directors and consultants of NAGP and its affiliates pursuant to the 2011 Equity Incentive Plan adopted by the NAGP’s Board of Directors (the “Board”) effective June 6, 2011; (ii) to employees, directors, and consultants of NAGP and its affiliates pursuant to any other stock purchase or stock option plans or agreements, or other incentive stock arrangements, approved by the Board and HCF; (iii) as a result of stock splits, stock dividends, or similar transactions; (iv) upon the conversion of any of the Company’s presently outstanding Series A Convertible Preferred stock; (v) in any transaction in which the exemption from the Anti-Dilution Provisions is approved by HCF; (vi) as contemplated in Sections 1 and 5 of this Loan Terms Agreement; and (vii) issued to plaintiffs in connection with the settlement of Steven Freifeld, et al. v. Native American Energy Group, Inc., et al., (Index No. 005503-2010) in order to extend the deadline for the release of  shares being held in escrow pursuant to the confidential conditional settlement agreement between the parties to such litigation or to otherwise settle such litigation.

Both parties agree to execute such Further Documents as necessary or desirable to carry out the intent of the above terms.  In the event there is a conflict between such Further Documents and this Loan Terms Agreement, the provisions of this Loan Terms Agreement shall govern.

IN WITNESS WHEREOF, the parties hereto have duly executed this Loan Terms Agreement as of the date set forth below by each signature.

Native American Energy Group, Inc.

By:	/s/ Joseph G. D’Arrigo	Date:	11-11-11
Joseph G. D’Arrigo, CEO

	/s/ Raj Nanvaan	Date:	11-11-11
Raj Nanvaan, CFO & COO

High Capital Funding, LLC

By:	/s/ Frank E. Hart	Date:	11-11-11
Frank E. Hart, President
Profit Concepts, Ltd,. Manager